Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 15, 2019
SECOND QUARTER 2019 RESULTS AND KEY METRICS	CEO COMMENTARY

NET INCOME OF $4.8 BILLION ($1.95 PER SHARE)

REVENUES OF $18.8 BILLION

RETURNED $4.6 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 54 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $79.40

TANGIBLE BOOK VALUE PER SHARE OF $67.64[5]

Citi CEO Michael Corbat said, “Our earnings per share of $1.95 for the second quarter were 20% higher than one year ago. We navigated an uncertain environment successfully by executing our strategy, and by showing disciplined expense, credit and risk management.  We increased our Return on Assets year-over-year to 97 basis points; and generated a Return on Tangible Common Equity of 11.9%, over 100 basis points better than last year. We delivered positive operating leverage for the 11th straight quarter and improved our efficiency, while again increasing loans and deposits. We have good momentum and solid growth across our consumer franchise, particularly in the US, while in the ICG, our industry leading Treasury and Trade Solutions business continues to perform well and we gained share in market-sensitive products such as Investment Banking.

“During the quarter, we received a non-objection from the Federal Reserve for our 2019 CCAR submission. That will allow us to meet the goal we set at Investor Day to return at least $60 billion in capital over three CCAR cycles. Our $21.5 billion capital return will raise the three-year total to $62.3 billion.  Buybacks have reduced our common shares outstanding by 10% over the last year alone and helped drive our Tangible Book Value per share up 10% over the same time period. We remain committed to improve our returns on capital while continuing to provide meaningful capital return to our shareholders,” Mr. Corbat concluded.

New York, July 15, 2019 – Citigroup Inc. today reported net income for the second quarter 2019 of $4.8 billion, or $1.95 per diluted share, on revenues of $18.8 billion. This compared to net income of $4.5 billion, or $1.63 per diluted share, on revenues of $18.5 billion for the second quarter 2018.

Revenues increased 2% from the prior-year period, reflecting an approximately $350 million pre-tax gain on Citi’s investment in Tradeweb (an electronic trading platform) within Fixed Income Markets and higher revenues across Global Consumer Banking (GCB), partially offset by declines in Investment Banking and Fixed Income and Equity Markets revenues, as well as mark-to-market losses on loan hedges[6]. Net income increased 7% from the prior-year period, driven by the higher revenues, a reduction in expenses and a lower effective tax rate, partially offset by higher cost of credit. Earnings per share of $1.95 increased 20% from the prior-year period including the gain. Excluding the Tradeweb gain[7], earnings per share of $1.83 increased 12% primarily driven by a 10% reduction in average diluted shares outstanding and the lower effective tax rate.

Percentage comparisons throughout this press release are calculated for the second quarter 2019 versus the second quarter 2018, unless otherwise specified.

Citigroup ($in millions, except as otherwise noted)	2Q'19	1Q'19	2Q'18	QoQ%	YoY%
Global Consumer Banking	8,505	8,451	8,244	1%	3%
Institutional Clients Group	9,721	9,694	9,697	-	-
Corporate / Other	532	431	528	23%	1%
Total Revenues	$18,758	$18,576	$18,469	1%	2%

Expenses	$10,500	$10,584	$10,712	(1)%	(2)%

Net Credit Losses	1,963	1,948	1,704	1%	15%
Credit Reserve Build / (Release)(a)	111	20	87	NM	28%
Provision for Benefits and Claims	19	12	21	58%	(10)%
Total Cost of Credit	$2,093	$1,980	$1,812	6%	16%

Income from Continuing Operations Before Taxes	$6,165	$6,012	$5,945	3%	4%
Provision for Income Taxes	1,373	1,275	1,444	8%	(5)%
Income from Continuing Operations	$4,792	$4,737	$4,501	1%	6%
Net Income (Loss) from Discontinued Operations	17	(2)	15	NM	13%
Non-Controlling Interest	10	25	26	(60)%	(62)%
Citigroup Net Income	$4,799	$4,710	$4,490	2%	7%
Revenues
North America	8,636	8,304	8,515	4%	1%
EMEA	2,960	3,170	3,043	(7)%	(3)%
Latin America	2,627	2,541	2,543	3%	3%
Asia	4,003	4,130	3,840	(3)%	4%
Corporate / Other	532	431	528	23%	1%
EOP Assets ($B)	1,988	1,958	1,912	2%	4%
EOP Loans ($B)	689	682	671	1%	3%
EOP Deposits ($B)	1,046	1,030	997	1%	5%
Common Equity Tier 1 Capital Ratio(3)	11.9%	11.9%	12.1%
Supplementary Leverage Ratio(3)	6.4%	6.4%	6.6%
Return on Average Common Equity	10.1%	10.2%	9.2%
Book Value per Share	$79.40	$77.09	$71.95	3%	10%
Tangible Book Value per Share	$67.64	$65.55	$61.29	3%	10%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $18.8 billion in the second quarter 2019  increased 2%, reflecting the higher revenues across GCB,  while Institutional Clients Group (ICG) revenues were largely unchanged.

Citigroup operating expenses of $10.5 billion in the second quarter 2019  decreased 2%, driven by efficiency savings and the wind-down of legacy assets, partially offset by continued investments and volume-driven growth.

Citigroup cost of credit of $2.1 billion in the second quarter 2019  increased 16%,  driven by volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB as well as credit normalization in ICG.

Citigroup net income of $4.8 billion in the second quarter 2019 increased 7%,  driven by the higher revenues,  the reduction in expenses and the lower effective tax rate, partially offset by the higher cost of credit.  Citigroup’s effective tax rate was 22% in the current quarter compared to 24% in the second quarter 2018.

Citigroup’s allowance for loan losses was $12.5 billion at quarter end, or 1.82% of total loans, compared to $12.1 billion, or 1.81% of total loans, at the end of the prior-year period.  Total non-accrual assets declined 9% from the prior-year period to $3.7  billion.  Consumer non-accrual loans declined 7% to $2.2 billion and corporate non-accrual loans declined 13% to $1.4 billion.

Citigroup’s end-of-period loans were $689 billion as of quarter end, up 3%  from the prior-year period on both a reported basis and excluding the impact of foreign exchange translation8.  The increase on a constant dollar basis was driven by 4%  aggregate growth in ICG and GCB,  partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.0 trillion as of quarter end, an increase of 5% from the prior-year period on both a reported and a constant dollar basis.  The increase on a constant dollar basis was driven by 6% growth in ICG and 3% growth in GCB.

Citigroup’s book value per share of $79.40 and tangible book value per share of $67.64,  both as of quarter end,  increased  10%  from the prior year,  driven by net income and the lower share count.  At quarter end, Citigroup’s CET1 Capital ratio was 11.9%, unchanged from the prior quarter, as net income was offset by common share repurchases and dividends.  Citigroup’s SLR for the second quarter 2019 was 6.4%,  unchanged from the prior quarter.  During the second quarter 2019, Citigroup repurchased 54 million common shares and returned a total of $4.6  billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	2Q'19	1Q'19	2Q'18	QoQ%	YoY%
North America	5,158	5,185	5,004	(1)%	3%
Latin America	1,432	1,381	1,375	4%	4%
Asia(a)	1,915	1,885	1,865	2%	3%
Total Revenues	$ 8,505	$ 8,451	$ 8,244	1%	3%

Expenses	$ 4,663	$ 4,608	$ 4,652	1%	-

Net Credit Losses	1,889	1,891	1,726	-	9%
Credit Reserve Build / (Release)(b)	104	81	157	28%	(34)%
Provision for Benefits and Claims	19	12	22	58%	(14)%
Total Cost of Credit	$ 2,012	$ 1,984	$ 1,905	1%	6%

Net Income	$ 1,412	$ 1,437	$ 1,275	(2)%	11%
Retail Banking	3,574	3,467	3,483	3%	3%
Cards	4,931	4,984	4,761	(1)%	4%
Total Revenues	$ 8,505	$ 8,451	$ 8,244	1%	3%
Key Indicators ($B)
Retail Banking Average Loans	147	147	146	1%	1%
Retail Banking Average Deposits	313	310	306	1%	2%
Investment AUMs	176	171	163	3%	8%
Cards Average Loans	162	163	158	-	3%
Cards Purchase Sales	142	128	134	11%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.5 billion increased 3% on a reported basis and 4%  in constant dollars, driven by growth in all three regions.

North America GCB revenues of $5.2 billion increased 3%.  Retail Banking revenues of $1.4 billion remained largely unchanged. Excluding mortgage, Retail Banking revenues increased 1%,  as improved growth in deposit volumes was partially offset by lower deposit spreads in commercial banking.  Citi-Branded Cards revenues of $2.2 billion increased 7%,  primarily driven by continued growth in interest-earning balances.  Citi Retail Services revenues of $1.6 billion increased 1%, driven by loan growth, partially offset by higher contractual partner payments.

Latin America GCB revenues of $1.4 billion increased 4% on a reported basis and 3% in constant dollars. On this basis, and excluding revenues associated with an asset management business in Mexico that was sold in the third quarter 2018, revenues increased 5%, primarily driven by an increase in cards revenues and improved deposit spreads.

Asia GCB revenues of $1.9  billion increased 3% on a reported basis and 5% in constant dollars. On this basis, and excluding a gain from a building sale, revenues increased 3%,  driven by higher deposit revenues as well as a recovery in investment revenues.

GCB operating expenses of $4.7 billion were largely unchanged on a reported basis. In constant dollars, expenses increased 1%,  as continued investments and volume-driven expenses more than offset efficiency savings.

GCB cost of credit of $2.0 billion increased 6% on both a reported and a  constant dollar basis. The increase in constant dollars was driven by a 10% increase in net credit losses, primarily reflecting volume growth and seasoning in Citi-Branded Cards and Citi Retail Services in North America GCB, partially offset by a  lower net loan loss reserve build.

GCB net income of  $1.4 billion increased 11% on both a reported and a  constant dollar basis,  driven by the higher revenues and a  lower effective tax rate, partially offset by the higher cost of credit.

Institutional Clients Group ($ in millions)	2Q'19	1Q'19	2Q'18	QoQ%	YoY%
Treasury & Trade Solutions	2,441	2,395	2,336	2%	4%
Investment Banking	1,283	1,354	1,422	(5)%	(10)%
Private Bank	866	880	848	(2)%	2%
Corporate Lending(a)	538	569	589	(5)%	(9)%
Total Banking	5,128	5,198	5,195	(1)%	(1)%
Fixed Income Markets(b)	3,323	3,452	3,082	(4)%	8%
Equity Markets	790	842	864	(6)%	(9)%
Securities Services	682	638	665	7%	3%
Other	(127)	(205)	(132)	38%	4%
Total Markets & Securities Services	4,668	4,727	4,479	(1)%	4%
Product Revenues(a)	$9,796	$9,925	$9,674	(1)%	1%
Gain / (Loss) on Loan Hedges	(75)	(231)	23	68%	NM
Total Revenues	$9,721	$9,694	$9,697	-	-

Expenses	$5,356	$5,427	$5,460	(1)%	(2)%

Net Credit Losses	72	55	(1)	31%	NM
Credit Reserve Build / (Release)(c)	31	(34)	26	NM	19%
Total Cost of Credit	$103	$21	$25	NM	NM

Net Income	$3,333	$3,311	$3,229	1%	3%
Revenues
North America	3,478	3,119	3,511	12%	(1)%
EMEA	2,960	3,170	3,043	(7)%	(3)%
Latin America	1,195	1,160	1,168	3%	2%
Asia	2,088	2,245	1,975	(7)%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.

(b) Includes gain of approximately $350 million related to Citi's investment in Tradeweb.

(c) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.7  billion were largely unchanged, as the Tradeweb gain and growth in Treasury and Trade Solutions revenues offset declines in Investment Banking and Fixed Income and Equity Markets revenues, as well as mark-to-market losses on loan hedges.

Banking revenues of $5.1 billion decreased 3% (including gain / (loss) on loan hedges)6.  Treasury and Trade Solutions revenues of $2.4 billion increased 4% on a reported basis and 7% in constant dollars, reflecting continued strong client engagement, with growth in deposits, transaction volumes and trade spreads.  Investment Banking revenues of $1.3 billion decreased 10% but outperformed the market wallet. Advisory revenues decreased 36% to $232 million, equity underwriting revenues decreased 6% to $314 million and debt underwriting revenues increased 2% to $737 million. Private Bank revenues of $866 million increased 2%, reflecting growth with new and existing clients, which drove higher lending and deposit volumes, as well as growth in assets under management, partially offset by spread compression.  Corporate Lending revenues of $538 million decreased 9% (excluding gain / (loss) on loan hedges), reflecting lower spreads and higher hedging costs.

Markets and Securities Services revenues of $4.7 billion increased 4%.  Fixed Income Markets revenues of $3.3 billion increased 8% including the Tradeweb gain. Excluding the gain, Fixed Income Markets declined 4% reflecting a challenging trading environment, particularly in rates.  Equity Markets revenues of $790 million decreased 9%,  primarily reflecting lower client activity in cash equities and prime finance, partially offset by strong corporate client activity in derivatives.  Securities Services revenues of $682 million increased 3% on a reported basis and 7% in constant dollars,  reflecting higher rates, as well as an increase in client activity.

ICG net income of $3.3  billion increased 3%,  primarily driven by a decrease in expenses and a  lower effective tax rate partially offset by an increase in cost of credit.  ICG operating expenses decreased 2% to $5.4 billion, as efficiency savings more than offset investments and volume-driven growth. ICG cost of credit included net credit losses of $72 million (net recovery of $1 million in the prior-year period) and a net loan loss reserve build of $31 million (net loan loss reserve build of $26 million in the prior-year period).

Corporate / Other ($in millions)	2Q'19	1Q'19	2Q'18	QoQ%	YoY%
Revenues	$532	$431	$528	23%	1%

Expenses	$481	$549	$600	(12)%	(20)%
Net Credit Losses	2	2	(21)	-	NM
Credit Reserve Build / (Release)(a)	(24)	(27)	(96)	11%	75%
Provision for Benefits and Claims	-	-	(1)	-	100%
Total Cost of Credit	$(22)	$(25)	$(118)	12%	81%

Income (Loss) from Continuing Operations before Taxes	$73	$(93)	$46	NM	59%

Net Income (Loss)	$54	$(38)	$(14)	NM	NM

(a) Includes provision for unfunded lending commitments.

Corporate / Other

Corporate / Other revenues of $532 million increased 1%,  as higher treasury revenues and gains were largely offset by the wind-down of legacy assets.

Corporate / Other expenses of $481 million decreased 20%, primarily driven by the wind-down of legacy assets.

Corporate / Other income from continuing operations before taxes of  $73 million increased from $46 million in the prior-year period, as the lower expenses and higher revenues more than offset the lower benefit from cost of credit.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 1879538.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2019 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency and capital optimization initiatives, governmental and regulatory actions or approvals, various geopolitical and macroeconomic uncertainties, challenges and conditions, for example, changes in economic conditions, monetary policies and trade policies, and the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2018 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Elizabeth Lynn	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions)	2Q'19
Net Income	$4,799
Less: Preferred Dividends	296
Net Income to Common Shareholders	$4,503

Common Share Repurchases	3,575
Common Dividends	1,041
Total Capital Returned to Common Shareholders	$4,616

Payout Ratio	103%

Average TCE	$152,193

RoTCE	11.9%

Appendix B

Citigroup ($ in billions)	2Q'19	2Q'18
Reported EOP Loans	$689	$671
Impact of FX Translation	-	(3)
EOP Loans in Constant Dollars	$689	$669

Reported EOP Deposits	$1,046	$997
Impact of FX Translation	-	(4)
EOP Deposits in Constant Dollars	$1,046	$992
Note: Totals may not sum due to rounding.

Global Consumer Banking ($ in millions)	2Q'19	2Q'18
Reported Revenues	$8,505	$8,244
Impact of FX Translation	-	(29)
Revenues in Constant Dollars	$8,505	$8,215

Reported Expenses	$4,663	$4,652
Impact of FX Translation	-	(23)
Expenses in Constant Dollars	$4,663	$4,629

Reported Cost of Credit	$2,012	$1,905
Impact of FX Translation	-	(2)
Cost of Credit in Constant Dollars	$2,012	$1,903
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($ in millions)	2Q'19	2Q'18
Reported Revenues	$1,432	$1,375
Impact of FX Translation	-	13
Revenues in Constant Dollars	$1,432	$1,388
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($ in millions)	2Q'19	2Q'18
Reported Revenues	$1,915	$1,865
Impact of FX Translation	-	(42)
Revenues in Constant Dollars	$1,915	$1,823
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions ($ in millions)	2Q'19	2Q'18
Reported Revenues	$2,441	$2,336
Impact of FX Translation	-	(58)
Revenues in Constant Dollars	$2,441	$2,278
Note: Totals may not sum due to rounding.

Securities Services ($ in millions)	2Q'19	2Q'18
Reported Revenues	$682	$665
Impact of FX Translation	-	(26)
Revenues in Constant Dollars	$682	$639
Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	2Q'19(1)	1Q'19	2Q'18

Citigroup Common Stockholders' Equity(2)	$179,534	$178,427	$181,243
Add: Qualifying noncontrolling interests	154	144	145
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	75	(442)	(1,021)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(85)	(67)	(162)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,793	21,768	21,809
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,264	4,390	4,461
Defined benefit pension plan net assets	969	811	882
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,547	11,756	12,551
Common Equity Tier 1 Capital (CET1)	$141,125	$140,355	$142,868
Risk-Weighted Assets (RWA)	$1,184,666	$1,178,628	$1,176,863
Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.9%	11.9%	12.1%

Note:       Citi's reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for all periods presented. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)

Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)

The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($ in millions)	2Q'19(1)	1Q'19	2Q'18

Common Equity Tier 1 Capital (CET1)	$141,125	$140,355	$142,868

Additional Tier 1 Capital (AT1)(2)	18,309	18,357	19,134
Total Tier 1 Capital (T1C) (CET1 + AT1)	$159,434	$158,712	$162,002
Total Leverage Exposure (TLE)	$2,499,469	$2,463,958	$2,453,497
Supplementary Leverage Ratio (T1C / TLE)	6.4%	6.4%	6.6%

(1)	Preliminary.
(2)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	2Q'19(1)	1Q'19	2Q'18

Common Stockholders' Equity	$179,379	$178,272	$181,059
Less:
Goodwill	22,065	22,037	22,058
Intangible Assets (other than MSRs)	4,518	4,645	4,729
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	-	32
Tangible Common Equity (TCE)	$152,796	$151,590	$154,240
Common Shares Outstanding (CSO)	2,259	2,313	2,517
Tangible Book Value Per Share (TCE / CSO)	$67.64	$65.55	$61.29

(1)	Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3  Ratios as of June  30, 2019 are preliminary. For the composition of Citigroup’s Common Equity Tier 1 (CET1) Capital and ratio, see Appendix C. For the composition of Citigroup’s Supplementary Leverage Ratio (SLR), see Appendix D.

4  Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5  Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6  Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.

7  Citigroup’s results of operations excluding the impact of the Tradeweb gain (approximately $270 million after-tax) or the impact of any other gains or sales  are non-GAAP financial measures.

8  Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.